UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On September 30, 2015, inContact, Inc. disclosed Annualized Monthly Recurring Software Revenue and year-over-year quarterly growth rates for the 10 quarters ended June 30, 2015.

Our Annualized Monthly Recurring Software Revenue equals the recurring software revenue of the last month of the quarter, produced by our customers’ utilization of our subscription software services, multiplied by 12. Monthly Recurring Software Revenue excludes perpetual license software revenue and related perpetual software implementation revenue. For example, our Monthly Recurring Software Revenue for the month ended June 30, 2015 was $10.3 million. As such, our Annualized Monthly Recurring Software Revenue at June 30, 2015 was approximately $124 million.

This approach incorporates all components of revenue – existing accounts, new accounts, additional utilization at existing accounts, additional services at existing accounts, net of attrition – into one metric.

	2013				2014				2015
	Mar	Jun	Sept	Dec	Mar	Jun(1)	Sept(1)	Dec(1)	Mar(1)	Jun
Annualized Monthly Recurring Software Revenue $(000)	56,498	59,087	64,635	72,074	74,771	88,529	96,574	112,622	120,446	123,952
Year-over-Year growth	22%	26%	24%	26%	32%	50%	49%	56%	61%	40%

(1) In May, 2014 we acquired Uptivity. Year-over-Year growth, excluding Annualized Monthly Recurring Uptivity Software Revenue is as follows:						37%	39%	45%	47%

Item 7.01	Regulation FD Disclosure

The information set forth in Item 2.02 of this report on Form 8-K is incorporated in this Item 7.01 by this reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: September 30, 2015	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer